Exhibit 99.1

Yum! Brands Inc. Reports First-Quarter 2008 EPS of $0.50 per share, 19% Growth Excluding Special Items; Raises Full-Year EPS Growth Forecast to 11% from 10%, Excluding Special Items

LOUISVILLE, Ky.--(BUSINESS WIRE)--Yum! Brands Inc. (NYSE: YUM) today reported results for the first quarter ended March 22, 2008.

First-quarter Earnings Per Share (EPS) of $0.50 included the benefit of a one-time gain from the sale of our minority interest in KFC Japan, and charges related to our long-term plan for U.S. brands transformation, including refranchising losses and charges related to business restructuring. Excluding these special items, EPS was $0.42 or 19% growth, which the company believes is a better indication of the underlying first-quarter performance.

FIRST-QUARTER HIGHLIGHTS

  Very strong system-sales growth of +40% in mainland China and +15% in Yum! Restaurants International (YRI), fueled by same-store-sales growth, strong unit development, and favorable foreign currency translation
  Worldwide same-store-sales growth of +4%, including +12% in mainland China, +5% in YRI, and +3% in the U.S. (all figures are system-wide)
  Operating profit growth of +33% in China Division and +18% in YRI. Worldwide operating profit growth of +13% excluding the benefit of special items
  A quarterly record of nearly $1 billion in share buybacks
  EPS growth as outlined below:
	First Quarter
	2008	2007	% Change
EPS	$0.50	$0.35	+43
Less: Special Items[1]	$0.08	–	NM
EPS Excluding Special Items	$0.42	$0.35	+19

1 Special items of $0.08 include $100 million pre-tax gain from the sale of minority interest in KFC Japan, $26 million of U.S. refranchising pre-tax losses, and $6 million of pre-tax charges related to U.S. restructuring.

FULL-YEAR OUTLOOK

The Company raised its full-year 2008 EPS forecast from $1.85 to $1.87 per share or 11% growth. This is prior to full-year net gains from special items of up to $0.06 per share as previously announced in the Company’s full-year 2007 earnings release on February 4, 2008. Full-year EPS is expected to total up to $1.93, including all items.

David C. Novak, Chairman and CEO, said, “I am pleased to report a strong start to 2008 with first-quarter EPS growth of +19% excluding special items, led by outstanding operating-profit growth from our China and YRI businesses. The global growth we are achieving in China and YRI is among the best in the retail sector as we are driving robust same-store-sales growth, record-level new-unit development and excellent returns. In fact, we fully expect in 2008, for the eighth straight year, to open at least 1,000 new restaurants outside the U.S., reinforcing our position as the leading international retail developer. While our U.S. profits are being challenged by significant commodity pressure, we achieved 3% system same-store-sales growth, and we remain confident in the steps we are taking to position the U.S. brands for sustainable growth. Importantly, we continue to return significant cash to our shareholders. During the first quarter, we repurchased $1 billion of our shares at a price we believe created significant shareholder value. Overall, this quarter again highlighted the power of our global portfolio, and on the strength of our first-quarter results, we are raising our full-year EPS forecast to 11% growth, or $1.87 per share excluding special items.

“Shareholders should expect us to continue building consistent value by differentiating our portfolio of brands and driving profitable global expansion through our four key strategies that make us not your ordinary restaurant company: building leading brands in China in every significant category; driving aggressive international expansion and building strong brands everywhere; dramatically improving U.S. brand positions, consistency and returns; and driving industry-leading, long-term shareholder and franchisee value.”

CHINA DIVISION

($ million, except restaurant counts and percentages)	First Quarter		% Change
	2008	2007	Reported	Excl F/x
Traditional Restaurants-Mainland China (MLC)	2,640	2,202	+20	NA
KFC	2,201	1,881	+17	NA
Pizza Hut Casual Dining	362	273	+33	NA
Pizza Hut Home Service	59	39	+51	NA
System-Sales Growth %			+38	+28
MLC system-sales growth %			+40	+30
MLC Same-Store-Sales Growth %			NA	+12
Restaurant Margin %	21.3	22.9	(1.6)	(1.7)
Operating Profit	101	76	+33	+23

CHINA DIVISION COMMENTS

  Mainland China delivered an outstanding same-store-sales growth of 12%, lapping a strong 9% last year.
  We opened 88 new units in mainland China, exceeding last year’s development pace and further strengthening our leadership position in China’s rapidly growing restaurant category.
  Restaurant margin percentage declined due primarily to high food cost inflation. Commodity costs increased by approximately $11 million versus last year.
  Foreign currency conversion benefited operating profit by $8 million.

YUM! RESTAURANTS INTERNATIONAL DIVISION (YRI)

($ million, except restaurant counts and percentages)	First Quarter		% Change
	2008	2007	Reported	Excl F/x
Traditional Restaurants	12,275	11,791	+4	NA
System-Sales Growth %			+15	+9
Same-Store-Sales Growth %			NA	+5
Franchise & License Fees	145	121	+20	+14
Operating Margin %	20.0	17.4	+2.6	+2.3
Operating Profit	139	119	+18	+11

YRI DIVISION COMMENTS

  YRI achieved same-store-sales growth of 5%, lapping 7% from 2007.
  We opened 158 new restaurants in our YRI Division, 96% of which were opened by our franchise partners. YRI continues to build an enviable development track record.
  Franchise fees, a key driver of our high-return business, grew by 20% and is expected to reach approximately $650 million for the full year.
  The strength of foreign currencies versus the U.S. dollar benefited operating profit by $7 million.
  The loss of a VAT exemption in our Mexico business adversely impacted restaurant margin percentage by approximately 1 percentage point and operating profit by $5 million during the first quarter. As previously communicated, this loss is expected to negatively impact restaurant margin percentage by 1.2 percentage points and operating profit by more than $30 million for the full-year 2008.

UNITED STATES BUSINESS

($ million, except restaurant counts and percentages)	First Quarter
	2008	2007	% Change
Traditional Restaurants	17,919	18,050	(1)
Same-Store-Sales Growth %
System	+3	(3)	NM
Company	+3	(6)	NM
Franchisee Sales	3,052	2,932	+4
Company Sales	1,034	1,051	(2)
Franchise & License Fees	157	149	+5
Restaurant Margin %	12.4	13.3	(0.9)
Operating Margin %	13.2	13.8	(0.6)
Operating Profit	157	165	(5)

U.S. BUSINESS COMMENTS

  The U.S. business delivered same-store-sales growth of 3%, reversing last year’s negative trend.
  Restaurant margin percentage and operating profit declined due largely to significant commodity inflation (cheese, wheat and chicken costs). Overall, commodity costs increased $25 million compared to prior year.
  As part of our long-term plan to transform our U.S. business — which includes building permanent sales layers, investing in brand repositioning, refranchising and restructuring — we previously guided that we are expanding our refranchising of U.S. company-owned restaurants, with company ownership to potentially reach below 10% by year-end 2010. We remain confident in our ability to achieve this goal, and expect subsequent quarters’ activity in 2008 to be higher than the relatively low rate during the first quarter.

SHAREHOLDER PAYOUTS

During the first quarter of 2008, we purchased 27.7 million shares at an average price of $35.39, or a total of $981 million, a quarterly record.

For 2008, we expect to return over $2 billion to shareholders through both dividends and significant share buybacks.

Q2 2008 UPDATE

  We expect a special item loss in the range of $0.01 to $0.03 per share due to the continuation of our U.S. business transformation, including refranchising losses and restructuring charges.
  Tax rate is likely to be significantly higher than the second-quarter 2007 tax rate of 21.5%
  U.S. restaurant margin will be adversely impacted by continued higher commodity costs (at a level similar to first-quarter’s inflation) and dramatically higher insurance expenses.

YUM! ONGOING EARNINGS GROWTH MODEL

  China Division operating-profit growth of 20%. This growth is driven largely by new-unit development in mainland China. Our key metric for mainland China is system-sales growth with an annual target of +20% driven by at least 425 new-restaurant openings.
  YRI Division operating-profit growth of 10%. This growth is driven mainly by new-unit development, measured by system-sales growth of at least 5% (3% to 4% unit growth and 2% to 3% same-store-sales growth) including 750 new-restaurant openings.
  U.S. operating-profit growth of 5% with same-store-sales growth of 2% to 3% and leverage of the G&A infrastructure.
  EPS growth of at least 10%. This reflects additional benefit from reduction in shares outstanding due to substantial share buybacks.
2008 First-Quarter End Dates		2008 Second-Quarter End Dates

International Division	2/25/2008	International Division	5/19/2008
China Division	2/29/2008	China Division	5/31/2008
U.S. Business	3/22/2008	U.S. Business	6/14/2008

CONFERENCE CALL

Yum! Brands Inc. will host a conference call to review the company’s financial performance and strategies at 9:15 a.m. ET Wednesday, April 23, 2008.

For U.S. callers, the number is 877/815-2029. For international callers, the number is 706/645-9271.

The call will be available for playback beginning at noon Eastern Time Wednesday, April 23, through midnight Friday, May 2. To access the playback, dial 800/642-1687 in the United States and 706/645-9291 internationally. The playback pass code is 39484056.

The call and the playback can be accessed via the Internet by visiting Yum! Brands’ Web site, www.yum.com, and selecting “1st-Quarter Earnings Webcast.”

For your added convenience . . . A podcast will be available within 24 hours of the end of the call at www.yum.com/investors.

ADDITIONAL INFORMATION ONLINE

First-quarter restaurant-count details, definitions of terms, and segment-results reconciliation are available online at http://investors.yum.com/phoenix.zhtml?c=117941&p=irol-newsEarnings.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These “forward-looking” statements reflect management’s current expectations regarding future events and operating and financial performance and are based on currently available data. However, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in this announcement. Accordingly, you are cautioned not to place undue reliance on forward-looking statements. Factors that can cause actual results to differ materially include, but are not limited to, changes in global and local business, economic and political conditions in the countries and territories where Yum! Brands operates, including the effects of war and terrorist activities; changes in currency exchange and interest rates; changes in commodity, labor and other operating costs; changes in competition in the food industry, consumer preferences or perceptions concerning the products of the company and/or our competitors, spending patterns and demographic trends; the impact that any widespread illness or general health concern may have on our business and the economy of the countries in which we operate; the effectiveness of our operating initiatives and marketing, advertising and promotional efforts; new-product and concept development by Yum! Brands and other food-industry competitors; the success of our strategies for refranchising and international development and operations; the ongoing business viability of our franchise and license operators; our ability to secure distribution to our restaurants at competitive rates and to ensure adequate supplies of restaurant products and equipment in our stores; unexpected disruptions in our supply chain; publicity that may impact our business and/or industry; severe weather conditions; effects and outcomes of pending or future legal claims involving the company; changes in effective tax rates; our actuarially determined casualty loss estimates; new legislation and governmental regulations or changes in legislation and regulations and the consequent impact on our business; and changes in accounting policies and practices. Further information about factors that could affect Yum! Brands’ financial and other results are included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Yum! Brands Inc., based in Louisville, Kentucky, is the world’s largest restaurant company in terms of system restaurants with over 35,000 restaurants, which includes over 2,000 licensed restaurants, in more than 100 countries and territories. Four of the company’s restaurant brands — KFC, Pizza Hut, Taco Bell and Long John Silver’s — are the global leaders of the chicken, pizza, Mexican-style food and quick-service seafood categories respectively. Yum! Brands is the worldwide leader in multibranding, which offers consumers more choice and convenience at one restaurant location from a combination of KFC, Taco Bell, Pizza Hut, A&W or Long John Silver’s brands. The company and its franchisees today operate over 3,500 multibrand restaurants. Outside the United States in 2007, the Yum! Brands’ system opened about three new restaurants each day of the year, making it one of the fastest growing retailers in the world. For the past four years, the company has been recognized as one of Fortune Magazine’s “Top 50 Employers for Minorities.” It also has been recognized as one of the “Top 50 Employers for Women” by Fortune, one of the “40 Best Companies for Diversity” by Black Enterprise Magazine for the past three years, one of Black Enterprise Magazine’s “30 Hottest Franchises for 2006,” one of the “Corporate 100 Companies Providing Opportunities for Hispanics” by Hispanic Magazine, one of the “Top 50 Corporations for Supplier Diversity” by Hispanic Trends Magazine and by BusinessWeek as one of the “Top 15 Companies for In-Kind Corporate Philanthropy.”

Yum! Brands, Inc. Consolidated Summary of Results (amounts in millions, except per share amounts) (unaudited)

	Quarter		% Change
	3/22/08	3/24/07	B/(W)
Company sales	$2,094	$1,942	8
Franchise and license fees	314	281	12
Total revenues	2,408	2,223	8

Costs and expenses, net
Food and paper	669	586	(14)
Payroll and employee benefits	533	514	(4)
Occupancy and other operating expenses	584	554	(5)
Company restaurant expenses	1,786	1,654	(8)
General and administrative expenses	276	262	(5)
Franchise and license expenses	14	8	(81)
Closures and impairment (income) expenses	(2)	4	NM
Refranchising (gain) loss	25	(1)	NM
Other (income) expense	(115)	(20)	NM
Total costs and expenses, net	1,984	1,907	(4)
Operating profit	424	316	34
Interest expense, net	53	36	(45)
Income before income taxes	371	280	33
Income tax provision	117	86	(37)
Net income	$254	$194	31
Effective tax rate	31.6%	30.6%	(1.0	) ppts.
Basic EPS Data
EPS	$0.52	$0.36	44
Average shares outstanding	486	533	9

Diluted EPS Data
EPS	$0.50	$0.35	43
Average shares outstanding	504	551	8

Dividends declared per common share	$0.15	$—

See accompanying notes.

Yum! Brands, Inc. CHINA DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change
	3/22/08	3/24/07	B/(W)

Company sales	$508	$331	53
Franchise and license fees	12	11	13
Revenues	520	342	52

Company restaurant expenses, net
Food and paper	190	119	(59)
Payroll and employee benefits	69	43	(63)
Occupancy and other operating expenses	141	94	(50)
	400	256	(56)
General and administrative expenses	27	20	(31)
Franchise and license expenses	—	—	NM
Closures and impairment expenses	—	—	NM
Other (income) expense	(8)	(10)	(20)
	419	266	(57)
Operating profit	$101	$76	33

Company sales	100.0%	100.0%
Food and paper	37.4	36.1	(1.3)	ppts.
Payroll and employee benefits	13.6	12.7	(0.9)	ppts.
Occupancy and other operating expenses	27.7	28.3	0.6	ppts.
Restaurant margin	21.3%	22.9%	(1.6)	ppts.

See accompanying notes.

China Division includes mainland China, Thailand and KFC Taiwan

As discussed in (e) in the accompanying notes, we began consolidating an entity in China, with 182 units, in which we have a majority interest on January 1, 2008. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended March 22, 2008 the consolidation of this entity increased Company sales by $46 million, Company restaurant expenses by $36 million, general and administrative expenses by $1 million and operating profit by $1 million while decreasing franchise and license fees by $3 million.

Yum! Brands, Inc. INTERNATIONAL DIVISION Operating Results (amounts in millions) (unaudited)

	Quarter		% Change
	3/22/08	3/24/07	B/(W)

Company sales	$552	$560	(1)
Franchise and license fees	145	121	20
Revenues	697	681	2

Company restaurant expenses, net
Food and paper	170	167	(2)
Payroll and employee benefits	142	145	2
Occupancy and other operating expenses	168	175	4
	480	487	1
General and administrative expenses	76	71	(6)
Franchise and license expenses	4	3	(22)
Closures and impairment (income) expenses	(1)	4	NM
Other (income) expense	(1)	(3)	(85)
	558	562	1
Operating profit	$139	$119	18

Company sales	100.0%	100.0%
Food and paper	30.8	29.7	(1.1)	ppts.
Payroll and employee benefits	25.7	25.9	0.2	ppts.
Occupancy and other operating expenses	30.5	31.3	0.8	ppts.
Restaurant margin	13.0%	13.1%	(0.1)	ppts.

Operating margin	20.0%	17.4%	2.6	ppts.

See accompanying notes.

Yum! Brands, Inc. UNITED STATES Operating Results (amounts in millions) (unaudited)

	Quarter		% Change
	3/22/08	3/24/07	B/(W)

Company sales	$1,034	$1,051	(2)
Franchise and license fees	157	149	5
Revenues	1,191	1,200	(1)

Company restaurant expenses, net
Food and paper	309	300	(3)
Payroll and employee benefits	322	326	1
Occupancy and other operating expenses	275	285	4
	906	911	1
General and administrative expenses	119	122	2
Franchise and license expenses	10	5	(92)
Closures and impairment (income) expenses	(1)	—	NM
Other (income) expense	—	(3)	NM
	1,034	1,035	—
Operating profit	$157	$165	(5)

Company sales	100.0%	100.0%
Food and paper	29.8	28.4	(1.4)	ppts.
Payroll and employee benefits	31.2	31.1	(0.1)	ppts.
Occupancy and other operating expenses	26.6	27.2	0.6	ppts.
Restaurant margin	12.4%	13.3%	(0.9)	ppts.

Operating margin	13.2%	13.8%	(0.6)	ppts.

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Balance Sheets (amounts in millions)

	(unaudited)
	3/22/08	12/29/07
ASSETS
Current Assets
Cash and cash equivalents	$481	$789
Accounts and notes receivable, less allowance: $23 in 2008 and $21 in 2007	268	225
Inventories	130	128
Prepaid expenses and other current assets	197	142
Deferred income taxes	129	125
Advertising cooperative assets, restricted	95	72
Total Current Assets	1,300	1,481
Property, plant and equipment, net of accumulated depreciation and amortization of $3,420 in 2008 and $3,283 in 2007	3,807	3,849
Goodwill	661	672
Intangible assets, net	327	333
Investments in unconsolidated affiliates	33	153
Other assets	477	464
Deferred income taxes	308	290
Total Assets	$6,913	$7,242

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and other current liabilities	$1,468	$1,650
Income taxes payable	85	52
Short-term borrowings	312	288
Advertising cooperative liabilities	95	72
Total Current Liabilities	1,960	2,062

Long-term debt	3,372	2,924
Other liabilities and deferred credits	1,202	1,117
Total Liabilities	6,534	6,103

Shareholders’ Equity
Common Stock, no par value, 750 shares authorized; 473 shares and 499 shares issued in 2008 and 2007, respectively	—	—
Retained earnings	374	1,119
Accumulated other comprehensive income	5	20
Total Shareholders’ Equity	379	1,139
Total Liabilities and Shareholders’ Equity	$6,913	$7,242

See accompanying notes.

Yum! Brands, Inc. Condensed Consolidated Statements of Cash Flows (amounts in millions) (unaudited)

	Quarter
	3/22/08	3/24/07
Cash Flows – Operating Activities
Net income	$254	$194
Depreciation and amortization	120	112
Closures and impairment (income) expenses	(2)	4
Refranchising (gain) loss	25	(1)
Gain on sale of interest in Japan unconsolidated affiliate	(100)	—
Deferred income taxes	19	(11)
Equity income from investments in unconsolidated affiliates	(11)	(13)
Excess tax benefit from share-based compensation	(9)	(12)
Share-based compensation expense	15	14
Changes in accounts and notes receivable	(3)	(12)
Changes in inventories	6	(4)
Changes in prepaid expenses and other current assets	(5)	(6)
Changes in accounts payable and other current liabilities	(53)	(35)
Changes in income taxes payable	30	53
Other non-cash charges and credits, net	62	57
Net Cash Provided by Operating Activities	348	340

Cash Flows – Investing Activities
Capital spending	(113)	(93)
Proceeds from refranchising of restaurants	19	34
Sales of property, plant and equipment	7	12
Other, net	3	5
Net Cash Used in Investing Activities	(84)	(42)

Cash Flows – Financing Activities
Repayments of long-term debt	(4)	(2)
Revolving credit facilities, three months or less, net	433	165
Short-term borrowings by original maturity
More than three months – proceeds	—	1
More than three months – payments	—	(183)
Three months or less, net	24	(11)
Repurchase shares of Common Stock	(994)	(246)
Excess tax benefit from share-based compensation	9	12
Employee stock option proceeds	12	28
Dividends paid on Common Stock	(75)	(40)
Net Cash Used in Financing Activities	(595)	(276)
Effect of Exchange Rates on Cash and Cash Equivalents	6	—
Net Increase (Decrease) in Cash and Cash Equivalents	(325)	22
Change in Cash and Cash Equivalents due to Consolidation of an Entity in China	17	—
Cash and Cash Equivalents - Beginning of Period	789	319
Cash and Cash Equivalents - End of Period	$481	$341

See accompanying notes.

Reconciliation of Non-GAAP Measurements to GAAP Results (amounts in millions, except per share amounts) (unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided non-GAAP measurements which present operating results in 2008 on a basis before Special Items. Included in Special Items are the gain on the sale of our minority interest in our Japan unconsolidated affiliate, U.S. refranchising (gain) loss, charges relating to U.S. General and Administrative (“G&A”) productivity initiatives and realignment of resources, as well as investments in our U.S. Brands. These amounts are described in (f) and (g) in the accompanying notes.

The Company uses earnings before Special Items as a key performance measure of results of operations for the purpose of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, the Company believes that the presentation of earnings before Special Items provides additional information to investors to facilitate the comparison of past and present operations, excluding items in 2008 that the Company does not believe are indicative of our ongoing operations due to their size and/or nature.

Quarter
3/22/08
Detail of Special Items
Gain of the sale of our interest in our Japan unconsolidated affiliate	$(100)
U.S. Refranchising (gain) loss	26
Charges relating to U.S. G&A productivity initiatives and realignment of resources	5
Investments in our U.S. Brands	1
Total Special Items Income	(68)
Tax on Special Items	25
Special Items Income, net of tax	$(43)
Average diluted shares outstanding	504
Special Items diluted EPS	$0.08

Reconciliation of Operating Profit Before Special Items to Reported Operating Profit
Operating Profit before Special Items	$356
Special Items Income	68
Reported Operating Profit	$424

Reconciliation of EPS Before Special Items to Reported EPS
Diluted EPS before Special Items	$0.42
Special Items EPS	0.08
Reported EPS	$0.50

Notes to the Consolidated Summary of Results, Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Cash Flows (amounts in millions, except per share amounts) (unaudited)

(a)	Percentages may not recompute due to rounding.

(b)	Amounts presented as of and for the quarter ended March 22, 2008 are preliminary.

(c)	On May 17, 2007, the Company announced that its Board of Directors approved a two-for-one split of the Company’s outstanding shares of Common Stock. The stock split was affected in the form of a stock dividend and entitled each shareholder of record at the close of business on June 1, 2007 to receive one additional share for every outstanding share of Common Stock held. The stock dividend was distributed on June 26, 2007, with approximately 261 million shares of Common Stock distributed. All per share and share amounts in the accompanying Consolidated Summary of Results and Condensed Consolidated Balance Sheets have been adjusted to reflect the stock split.

(d)	China Division Other (income) expense includes equity income from our investments in unconsolidated affiliates. In the quarter ended March 22, 2008, Unallocated Other (income) expense includes the pre-tax gain on the sale of our unconsolidated affiliate in Japan (see Note f).

(e)

On January 1, 2008 we began consolidating an entity in China in which we have a majority interest. This entity was previously accounted for as an unconsolidated affiliate. For the quarter ended March 22, 2008 the consolidation of this entity increased Company sales by $46 million, Company restaurant expenses by $36 million, G&A expenses by $1 million and Operating Profit by $1 million (net of a minority interest of $2 million) while decreasing franchise and license fees by $3 million. Our Condensed Consolidated Balance Sheet at March 22, 2008 reflects the consolidation of this entity; with Investment in unconsolidated affiliates reduced, the entity’s balance sheet consolidated and a minority interest reflected in Other liabilities and deferred credits.

(f)	During December 2007, we sold our interest in our unconsolidated affiliate in Japan for $128 million in cash (includes the impact of related foreign currency contracts that were settled in 2007). Our international subsidiary that owned this interest operates on a fiscal calendar with a period end that is approximately one month earlier than our consolidated period close. Thus, consistent with our historical treatment of events occurring during the lag period, the pre-tax gain on the sale of this investment was recorded in the quarter ended March 22, 2008 as other income and was not allocated to any segment for reporting purposes. However, the cash proceeds from this transaction were transferred from our international subsidiary to the U.S. in December 2007 and were thus reported on our Consolidated Statement of Cash Flows for the year ended December 29, 2007. Additionally, this transaction has been reflected as a Special Item for certain performance measures (see accompanying reconciliation to reported results). Our Investment in unconsolidated affiliates decreased as a result of the sale of our unconsolidated affiliate in Japan.

(g)	As part of our plan to transform our U.S. business we are taking several measures in 2008 that we do not believe are indicative of our ongoing operations. These measures include: expansion of our U.S. refranchising, potentially reducing our Company ownership in the U.S. to below 10% by the year end 2010; charges relating to G&A productivity initiatives and realignment of resources (primarily severance and early retirement costs); and investments in our U.S. Brands made on behalf of our franchisees such as equipment purchases. We have traditionally not allocated refranchising (gains) losses for segment reporting purposes and will not allocate the costs associated with the productivity initiatives, realignment of resources and investments in our U.S. Brands to the U.S. segment. Additionally, these items have been reflected as Special Items for certain performance measures (see accompanying reconciliation to reported results).

CONTACT:
Yum! Brands, Inc.
Analysts:
Tim Jerzyk, 502-874-8006
Senior Vice President, Investor Relations/Treasurer
or
Pat Grismer, 502-874-8320
Vice President Investor Relations/Corporate Strategy
or
Quan Nghe, 502-874-8918
Director Investor Relations
or
Media:
Amy Sherwood, 502-874-8200
Vice President Public Relations